UNITED STATES

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Set forth below is the transcript of the conference call made by management of Nabi Biopharmaceuticals (“Nabi”) on Tuesday, November 17, 2009 at 11:00 a.m. (Eastern) in connection with its announcement of entering into an exclusive option and license agreement with GlaxoSmithKline Biologicals S.A. A transcript of this conference call has been made available for webcast replay on the Company’s website.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Nabi Biopharmaceuticals will file a proxy statement with the SEC in connection with its seeking stockholder approval for the transactions contemplated by the exclusive license and option agreement between Nabi and GlaxoSmithKline Biologicals S.A. Nabi urges investors and stockholders to read the proxy statement when it becomes available and any other relevant documents filed by Nabi with the SEC because they will contain important information.

Investors and stockholders will be able to obtain the proxy statement and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Nabi will be available free of charge on the investor relations portion of the Nabi website at www.nabi.com.

Nabi, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the transactions contemplated by the exclusive option and license agreement. The names of Nabi’s directors and executive officers and a description of their interests in Nabi is set forth in Nabi’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, which was filed with the SEC on March 11, 2009 and Nabi’s Proxy Statement dated April 22, 2009 which was filed with the SEC on the same date. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Nabi’s directors and executive officers in the transactions contemplated by the exclusive option and license agreement by reading the proxy statement when it becomes available.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements in this transcript that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve Nabi’s expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to Nabi’s ability to: complete the PentaStaph sale milestones; successfully close the licensing agreement transactions for NicVAX; initiate and conduct clinical trials and studies; raise sufficient new capital resources to fully develop and commercialize Nabi’s products in development; attract, retain and motivate key employees; collect further milestone and royalty payments under the PhosLo Agreement; obtain regulatory approval for Nabi’s products in the U.S. or other markets; successfully contract with third party manufacturers for the manufacture and supply of NicVAX; and comply with reporting and payment obligations under government rebate and pricing programs. Some of these factors are more fully discussed, as are other factors, in Nabi’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 and Nabi’s Quarterly Reports on Form 10-Q for the period ended September 26, 2009 filed with the Securities and Exchange Commission.

Operator

Good day, ladies and gentlemen, and welcome to the Nabi Biopharmaceuticals conference call to discuss announcements of the exclusive worldwide option and licensing agreement for NicVAX. (Operator Instructions). As a reminder, the conference is being recorded for replay purposes. (Operator Instructions).

I would now like to turn the presentation over to Mr. Gregory Fries, Manager, Investor Relations. Please proceed, sir.

Gregory Fries - Nabi Biopharmaceuticals

Thank you, Anne. Good morning, and thank you for joining us today. As a reminder, the news release announcing our licensing agreement with GlaxoSmithKline is available on our website at www.Nabi.com, as is the 8-K containing further details of the agreement that was posted last night.

I would also like to remind you that today’s call may include forward-looking statements. Nabi will file a proxy statement with the SEC in connection with the proposed transaction. Nabi urges investors and stockholders to read the proxy statement when it becomes available and any other relevant documents filed by it with the SEC because they contain important information.

Investors and stockholders will be able to obtain the proxy statement and other documents filed with the SEC free of charge at the website maintained by the SEC at www.SEC.gov.

In addition, documents filed with the SEC by Nabi will be available free of charge on the Investor Relations portion of the Nabi website at www.Nabi.com.

Nabi and certain of its directors and executive officers may be deemed to be participants in the selection of proxies from its stockholders in connection with the transaction. The names of Nabi’s directors and executive officers and a description of their interests in Nabi are set forth in Nabi’s annual report on form 10-K for the fiscal year ended December 27, 2008, which was filed with the SEC on March 11, 2009, and Nabi’s proxy statement dated April 22, 2009, which was filed with the SEC on the same date. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Nabi’s directors and executive officers in the transaction by reading the definitive proxy statement when it becomes available.

Nabi also filed an 8-K yesterday providing additional details on the proposed transaction beyond what was given in our joint press release with GSK.

Now I will turn the call over to Dr. Raafat Fahim, President and Chief Executive Officer of Nabi.

Raafat Fahim - Nabi Biopharmaceuticals

Thank you, Greg, and thank you, all, for participating in the call. Joining me for today’s call is for Dr. Paul Kessler, Senior Vice President, Clinical, Medical and Regulatory Affairs; and Dr. Matthew Kalnik, Senior Vice President Strategic Planning and Business Operations.

As Greg has indicated, we filed an 8-K yesterday that includes more detail about the agreement. Accordingly, I will not repeat all the detail that you will find in that document.

Needless to say, I’m very pleased with the agreement with GlaxoSmithKline, which provides not only for the development and potential commercialization of NicVAX, but also for the development of its second-generation nicotine vaccines.

In addition to the great financials of the deal, we believe this is a very valuable deal for Nabi and its shareholders for the following reasons. GSK is one of the preeminent pharmaceutical companies with worldwide commercialization reach. GSK has particular strength in the development and marketing of both vaccines, as well as smoking cessation therapies.

This arrangement provides access to GSK’s best-in-class clinical, regulatory and manufacturing capabilities, providing significant innovative capability for future generation vaccine development and product lifecycle management. Access to this best-in-class expertise will reduce our development risk.

In addition to providing its resources to aggressively develop and market a current NicVAX product, GSK will be working on a next-generation smoking cessation candidate, whereby they will combine Nabi’s intellectual property with GSK’s expertise and intellectual property to provide for lifecycle management of the product, regardless of whether they exercise the option for NicVAX or not. We believe that few companies have that capability.

The financials of the deal provide for a significant upfront non-refundable payment of $40 million. And we also have the opportunity to receive total consideration of more than $500 million from this transaction, as well as double-digit royalties for NicVAX and attractive royalties for the next-generation smoking cessation vaccine that GSK will develop.

You will find the details of the financials in the 8-K, and I would be happy to take questions on that specific topic at the end of the call.

The deal is structured such that Nabi will be responsible for NicVAX Phase III development. Having said that, I would like to assure you that we expect to still have significant cash even after the development of NicVAX thanks to the various agreements we recently secured. Both GSK and Nabi agreed that the continued development of NicVAX by Nabi is the fastest path to market since Nabi has accumulated significant expertise in smoking cessation vaccine development over the past few years. And in fact, we already are dosing base patients in the first of the two Phase III clinical trials.

However, Nabi and GSK will work together through a joint steering committee that will oversee the NicVAX development. The joint steering committee will also oversee the development of the next-generation smoking cessation vaccine.

I trust you agree that this is a great deal for Nabi and its shareholders. Nabi has worked very hard over the past three years to enhance shareholder value in a systematic and calculated way, starting with the sale of our Biologics business unit. We have since added significant value to our remaining products while being realistic about our own development and commercialization capabilities.

With PentaStaph, we recognize that a full Phase III development program was not something that Nabi should take on. But we were able, however, to enhance the value of PentaStaph. By designing what we consider to be an ideal vaccine, we accumulated intellectual property for that vaccine and secured non-dilutive partnerships with NIAID and the US military. As a result, we were able to sell PentaStaph to GSK, a leader in vaccines at an attractive price.

Similarly for NicVAX, after providing proof-of-concept results in a Phase IIb, we improved the immunization schedule and confirmed the improved schedule for an immunogenicity trial, thereby reducing the clinical risk. We then secured a special protocol assessment approval from the FDA, hence reducing the regulatory risk in the US and also secured scientific advice from the European regulators, further reducing the regulatory risk in Europe.

We secured non-dilutive funding of $10 million from NIDA in support of the Phase III trial, which we have recently initiated. By keeping these development activities moving forward, we believe we are now in a great position for NicVAX to be the first smoking cessation product to the market. And now, we have signed a great agreement with GSK, whose unique strengths make them, in our opinion, the best possible partner for NicVAX.

This agreement is subject to approval by Nabi shareholders. We are in the process of preparing the proxy for a special shareholders meeting and will be communicating this information to our shareholders in the coming weeks. That concludes our prepared remarks. Operator, let’s open the call for questions.

Operator

(Operator Instructions). Stephen Dunn, Jessup Lamont.

Stephen Dunn - Jessup Lamont

Congratulations, Raafat, on actually your second GSK deal.

Raafat Fahim - Nabi Biopharmaceuticals

Thank you, Steve.

Stephen Dunn - Jessup Lamont

Just — the 8-K is very self-explanatory. I just have one clarifying question on that. On their $58 million option, which is exercisable up to 25 days after you deliver the preliminary results, I guess, is that a hard deadline? In other words, after you do the results and 25 days pass, and if they choose not to option, what’s blocking let’s say even a Pfizer coming in and optioning it out?

Raafat Fahim - Nabi Biopharmaceuticals

So it is a hard timeline, Steve. So if they don’t exercise within the 25 days which we are talking about, then Nabi is free to either continue developing it on its own or going through another partner.

Having said that, as you can imagine, the other partner, if no one else comes, it could very well that GSK change their mind and come back. But, certainly, Nabi, after the 25 days, is free to talk to other companies for that option.

Stephen Dunn - Jessup Lamont

If the Phase III results are — if it passes its primary endpoints, they still have to pay the $20 million milestone upon successful completion of the Phase III?

Raafat Fahim - Nabi Biopharmaceuticals

That is correct.

Stephen Dunn - Jessup Lamont

Okay. That’s irrespective of the option payment?

Raafat Fahim - Nabi Biopharmaceuticals

Exactly.

Stephen Dunn - Jessup Lamont

Okay. I was wondering if you could give me a little more clarity if possible on the $70 million let’s say “bonus” based on the labeling. I guess what are the variables in the labeling, if you can give us a little clarity on what the therapeutic effect labeling is that they’re looking at?

Raafat Fahim - Nabi Biopharmaceuticals

So it’s actually we did not disclose that, but it’s, if you can imagine, various levels of therapeutic effects that would give us up to the $70 million. So the better it is, the more money we get up to the $70 million.

Stephen Dunn - Jessup Lamont

Okay. A little, if I could get a little color around your competitor who is a year behind you, is the Cytos, Novartis partnership, that program was discontinued as their Phase II failed. I guess can you give a little color, what was GSK’s reaction? Did they start doing additional due diligence in detail? Did it seem to slow things down? Did they pause at all during this? Or what — how would you characterize their reaction to the Cytos?

Raafat Fahim - Nabi Biopharmaceuticals

Well, their reaction was similar to our reaction. This is, it’s unfortunate for Cytos, but gives us a great opportunity for it to be not only the first vaccine to the market, but to be the first vaccine with a good gap between us and whoever comes behind us, because Cytos was the closest second. That was basically all the reaction. They were comfortable with Nabi’s program at that stage and the Cytos information came as, okay, so that gives us a bit of a gap between us and whoever comes behind us.

And just to make sure that at least in — I have not heard that they have terminated the program or stopped their Phase II. Our understanding from their press release is that Novartis continues the program for long-term efficacy. I have no idea whether they have stopped or thinking of stopping or not, just to make sure that at least from our perspective we don’t know that information.

Stephen Dunn - Jessup Lamont

All right. Now we have to do two Phase III trials for the NicVAX. You started the first one. In the timeline, I guess, when do you expect we should see an initiation of the second Phase III?

Raafat Fahim - Nabi Biopharmaceuticals

We hope within the next few months, Steve. As with any such pairing of clinical trials, you want to give a little bit of a gap between the first and the second to ensure that things are moving well first before you start the second one.

Stephen Dunn - Jessup Lamont

Right. And just one more question and I’ll jump back in the queue. Could you give us an update on the PentaStaph status with GSK and how that’s progressing and what kind of news flow we should be seeing next year?

Raafat Fahim - Nabi Biopharmaceuticals

Well, as you are fully aware, we have four milestones with the PentaStaph, and we are well on our way to progress with these four milestones. And as per our expectation, when we announce the deal, within the next about 16 months or so, we should accomplish all four milestones, and there is no indication at this stage that we would not be able to do that in a timely fashion. So the news flows would be as the accomplishment of each milestone comes out, we will make sure that the public knows that we have achieved that.

Stephen Dunn - Jessup Lamont

Great, thanks. Again, congratulations. I’ll jump back in the queue.

Operator

Richard Mansouri, DellaCamera Capital Management.

Richard Mansouri - DellaCamera Capital Management

Thank you, and again, to reiterate the other commentary, congratulations for a transformative transaction.

A couple of questions. I noticed that in terms of the royalty payments that Nabi would derive if Glaxo exercises the options, they range from 10% to 15% based on sales that range from between $300 million to $600 million. The implication would be that if sales are in excess of $600 million, Nabi gets the 15% royalty. Is that correct?

Raafat Fahim - Nabi Biopharmaceuticals

That’s the implication in there, and that’s what we have announced, yes.

Richard Mansouri - DellaCamera Capital Management

Now, considering that Chantix I think did close to $900 million in revenue in 2007, which was, I believe, the first full year of it being on the market, is there any market research that you and Glaxo had done or have done as to the potential size of the market? Or is there any reason to believe that a therapeutic modality using a vaccine should be materially different from what had been witnessed using Chantix?

Raafat Fahim - Nabi Biopharmaceuticals

So yes, the mechanism of action is different and, therefore, the modality is a little bit different. Having said that, we fully expect and believe that NicVAX will prove to be a very efficacious vaccine for smoking cessation.

The best market research that I can refer you to, Richard, the best public market research I should say, is the information from Data Monitor. And Data Monitor has shown or at least indicated that the total market is in excess of $4 billion. I think they said $4.6 billion, and the vaccine portion of that would be at least $2 billion. And that was before the full impact of the side effects that appear for Chantix. So, if anything, it should be at least that or even more than that. And that’s at peak sales in 2018.

Richard Mansouri - DellaCamera Capital Management

Understood. And then, the next question, I’m trying to figure out the potential earnings leverage that the Company would have were Glaxo to exercise this option. Am I correct in understanding that Glaxo would be basically paying for the development, for the regulatory, for the manufacturing and for the commercializations? So is it fair to say that if Glaxo picks up this option, do they pick up basically all the expenses associated with NicVAX going forward?

Raafat Fahim - Nabi Biopharmaceuticals

From the day they exercise the option, they pick up all expenses of everything.

Richard Mansouri - DellaCamera Capital Management

Got it.

Raafat Fahim - Nabi Biopharmaceuticals

Does that answer your question, Richard?

Richard Mansouri - DellaCamera Capital Management

Yes. Absolutely. Absolutely. Once again, thanks for the efforts that you guys have made on behalf of shareholders. I appreciate it.

Raafat Fahim - Nabi Biopharmaceuticals

Thanks very much. Thanks for the kind words.

Operator

Robert Chapman, Chapman Capital.

Robert Chapman - Chapman Capital

Raafat, congratulations on an extraordinary transaction. I owe you congratulations and probably an apology as well, but you have done an extraordinary job and thank you.

The transaction appears to put Nabi in play. And the reason I say that or ask that is, did GSK have exclusivity during their negotiations such that, for example, had Novartis, which foolishly went with Cytos instead of Nabi for their own nicotine cessation or smoking cessation product — if they had wanted to come in and hedge out their own products by buying Nabi or engaging in a similar transaction — could a company such as Novartis or Pfizer to hedge out Chantix, could they have come in and engaged in a competitive process against GSK or were they excluded from doing so?

Raafat Fahim - Nabi Biopharmaceuticals

So this is the question, Bob, that I’m not able to answer. Obviously, these are confidential information between the companies at times of negotiations that I’m not at liberty to talk about.

Robert Chapman - Chapman Capital

Okay. I’m just going to assume — I’m going to make an assumption that GSK wouldn’t have gone through months of due diligence unless they had an exclusivity agreement. And I’m also going to assume that if that’s the case that now it’s open season on Nabi. So running the conservative spreadsheets on $300 million to $600 million going forward of revenue and that’s excluding generation 2, and using a 25% probability of success, which I think is far too low; I would probably ascribe the commercial success of this thing at 75%. I’m having trouble coming up with a private market value of this thing if it goes to auction under $11 or $12 per share. So just as a large holder of this company, if someone comes in below $10 given what I’ve read in the 8-K and given what I think I understand, we would not be supportive of a transaction; which I know seems preposterous given the stock trades at $5.00; but I just don’t think the world has figured this transaction out yet, even though the 8-K has been out for a half a day now. So we wouldn’t support that at all.

You’ve worked so hard on this transaction and literally this is years in the making. You potentially have years of a lead over your nearest competitor at this point. And you have a President of the United States who has his own smoking problems, who I presume would be highly supportive of government reimbursement for this vaccine. The stars have all aligned, so let’s not give away the farm at this point.

I had just another question regarding the transaction. Have you announced who your bankers are on this process and who is representing GSK?

Raafat Fahim - Nabi Biopharmaceuticals

This was directly between the two companies. That’s why we didn’t announce bankers.

Robert Chapman - Chapman Capital

Okay. Congratulations again. I have some more questions, but I will let the queue go through. Thank you.

Operator

Bob Wasserman, Dawson James.

Bob Wasserman - Dawson James

Congratulations, guys. This is Bob Wasserman.

Raafat Fahim - Nabi Biopharmaceuticals

Thank you, Bob. Yes. I noticed.

Bob Wasserman - Dawson James

That’s okay. Hey, you touched on this before, a little bit before, but does this new agreement change the second Phase III for NicVAX in terms of timing or what sites you might use or the scope of the nature of the trial? Are you going to wait a little bit and get Glaxo’s input on that?

Raafat Fahim - Nabi Biopharmaceuticals

Just to make sure that it’s understood, both of those clinical trials are under special protocol assessment. And Glaxo is very, very much aware of that. They looked at it. They looked at our submission. They looked at the FDA response. They were happy with where we are. We are happy with where we are, so there is no change in course at all for the second Phase III trial.

Bob Wasserman - Dawson James

Okay. And the funding that you received from NIDA and then now from Glaxo will carry you through that until completion, you think?

Raafat Fahim - Nabi Biopharmaceuticals

We’ll, certainly, we’ll be a great, great supporter of those trials. But we have not discussed at all how much it will cost, Bob.

Bob Wasserman - Dawson James

Okay. Well congratulations again. Thanks.

Operator

Seth Hamot, RRH Capital.

Seth Hamot - RRH Capital

Good morning, gentlemen. I’m trying to understand the structure of the transaction a little bit legally. Is there a voting agreement, a lockup, a support agreement from major shareholders of Nabi at the moment to vote for this when the proxy is held?

Raafat Fahim - Nabi Biopharmaceuticals

When the proxy goes out, it will be supported by the Board, and the Board would recommend approval. Just in a majority of outstanding shares.

Seth Hamot - RRH Capital

Okay, but there’s no voting agreement in place, let’s call it a lockup, for the major shareholders of Nabi at the moment. So they could actually vote for a superior transaction as shareholders, irrespective of the fiduciary out of course for the Board members?

Raafat Fahim - Nabi Biopharmaceuticals

Everything we have has been public and, therefore, the assumption is that yes, there is no lockup.

Seth Hamot - RRH Capital

Okay, fine. Just to make sure I understand clearly, there was no investment banker on this transaction that has been announced. Is that correct?

Raafat Fahim - Nabi Biopharmaceuticals

Yes.

Seth Hamot - RRH Capital

Okay. Is there an investment banker, who, a potential buyer, since you were able to accept higher and better offers, is there a potential investment banker who would do higher and better offers would direct their inquiries to? Or is that just the company?

Raafat Fahim - Nabi Biopharmaceuticals

It is the assumption if there is a better offer or a superior offer, there will be an investment banker, if that’s your question, and the answer is yes.

Seth Hamot - RRH Capital

Okay, fine. Super. Thanks a lot.

Operator

David Braille, Para.

David Braille - Para

Hi. A couple of questions on the 8-K. Just reading through the various cases where the option is either exercised or not exercised; amounts potentially owing are expressed as “up to,” but the royalty amount looks open ended. I just want to confirm that if the option is exercised and you’re entitled to royalties on next-gen products that the royalty amount is open-ended and not capped?

Raafat Fahim - Nabi Biopharmaceuticals

Well, what do you mean? The actual royalties, we have a range. If you read correctly, the royalties are for —

David Braille - Para

Right, but it’s not capped over time. The amount, the royalties are at a range of percentages, but they are not capped. The amount of dollars ultimately received by Nabi is not capped.

Raafat Fahim - Nabi Biopharmaceuticals

Absolutely, yes. The absolute amounts are not capped; the percentages are.

(multiple speakers)

David Braille - Para

Right. And am I right to assume the higher the revenue, the lower the royalty percentage?

Raafat Fahim - Nabi Biopharmaceuticals

No, I don’t think it is the correct assumption.

David Braille - Para

Okay. Will there be more detail on the royalty rate as it relates to potential revenues in the proxy?

Raafat Fahim - Nabi Biopharmaceuticals

I think particularly for the proxy, we don’t know yet, we’re working on the proxy, what actually the requirement from the SEC would be. My assumption would be that it’s something similar to what you see here. And it’s really the lower the sales, the lower the royalty, which is typical of such agreements.

David Braille - Para

Okay. Thank you.

Operator

Terry Corcoran, Lions Gate Capital.

Terry Corcoran - Lions Gate Capital

Congratulations, again. A question just for clarity, there’s nothing — given the shareholder vote is not until Q1 next year, is there anything precluding a third-party coming up with a different transaction between now and then? And is there any breakup fee to Glaxo if that were the case?

Raafat Fahim - Nabi Biopharmaceuticals

So we certainly — as indicated, the Board’s fiduciary responsibilities to entertain a superior offer. And they will take that fiduciary responsibility seriously if something comes up, so that’s that on that.

And we have not indicated any breakup fee in the 8-K.

Terry Corcoran - Lions Gate Capital

Okay. Is there — just a clarity question. Why wouldn’t Glaxo just buy you outright, given that they have got two parallel transactions? And you have an NOL of — actually, if you could update the value of the NOL as well and given you have a royalty stream and a large cash balance, can you address why Glaxo wouldn’t have tried to wrap this up right now?

Raafat Fahim - Nabi Biopharmaceuticals

I can’t comment on what Glaxo wants and doesn’t want to do, so I will defer that question because I will not be able to answer it on behalf of GSK.

On the other hand, for the NOLs, I think in the last Q, we talked about potentially $125 million or so of NOLs available.

Terry Corcoran - Lions Gate Capital

Terrific. Okay. Thanks very much. Congratulations, again.

Operator

Richard Casper, Casper Investments.

Richard Casper - Casper Investments

Congratulations, again. I feel like a broken record, but all of my questions have been answered. And again, thank you for playing your role in solving one of the most serious health problems of lung cancer that exists, which kills more people than all the wars combined. So anyway, thanks a lot and good luck for your Phase III.

Raafat Fahim - Nabi Biopharmaceuticals

Thank you so much, Richard. I appreciate it.

Operator

Vern Passey, a Private Investor.

Vern Passey - Private Investor

Well, congratulations, Dr. Fahim and Dr. Kessler. I had met you guys at the Lamont conference a while back, and I’m very excited about the news that came out. And I would like to ask a question. This is actually going forward.

I wanted to find out what exactly you guys are going to do now that we’re successful and the arrow is pointing upwards, is there any plans for research and development on other items or other products that you are looking at for the future?

Raafat Fahim - Nabi Biopharmaceuticals

So, currently Nabi is not undertaking any additional research. And the Board has not sat down to discuss strategic options for the Company or the cash that we will have on the Company, and so I cannot answer this question at this stage.

Vern Passey - Private Investor

Okay. Very good. Thank you very much. Appreciate it, and congratulations again.

Operator

Robert Chapman, Chapman Capital.

Robert Chapman - Chapman Capital

I’m trying to understand the circumstances that led to the decision to go with the shareholder vote on this as compared to just approving it at the board level and then closing the transaction. Is this because of the percentage of the assets of the Company of being in the NicVAX program now being over a certain threshold that required either state, SEC, or exchange approval? Or is there another reason?

Raafat Fahim - Nabi Biopharmaceuticals

Certainly we have had legal counsel from Delaware. We are a company in Delaware and we had legal counsel in Delaware to give us their view. And we researched this question fairly carefully. And the final recommendation is to go for shareholder at this stage.

Robert Chapman - Chapman Capital

Okay. Do you know what the Delaware statute was or what the rationale was in Delaware? Because it seems to me that there could be a possibility that this is a nice way to open up the field to other bidders using the Delaware situation as a convenient explanation. Is that possible?

Raafat Fahim - Nabi Biopharmaceuticals

No, there is absolutely no possibility of that. It is a very, very important aspect, and maybe I will explain it. I didn’t want to get into a lot of legal discussion, but maybe to explain it very quickly.

If GSK exercises their options two years from now, and then there has to be a shareholders’ vote because Delaware considers that to be the sale of all or substantially all of the assets of Nabi at that stage. And, obviously, no two companies would like to take a risk after engaging in two years of development and lots of milestones to engage into a shareholder vote that at the time may or may not be favorable. So you do it up front. Does that explain it?

Robert Chapman - Chapman Capital

Yes, it does. Can you give us any color on your thoughts on how debilitating the recent Phase II results were for Cytos’s product as it relates to their competitive position to NicVAX?

Raafat Fahim - Nabi Biopharmaceuticals

Sorry, can you repeat the first part of the question?

Robert Chapman - Chapman Capital

Can you give us a sense on how debilitating, how bad it was, for the competitor versus NicVAX?

Raafat Fahim - Nabi Biopharmaceuticals

Well certainly it’s unfortunate for Cytos. I can’t tell you any more than that. But for us, it has absolutely no indication that it would have an impact on what we’re doing. We know that there are some things we can comment on from their own press release, that the antibody levels were not high. And that’s a very good reason why the program may or may not have attained its primary endpoint. We also know that their primary endpoint was a bit too early, and maybe that explains also the low antibody titer at that point.

Our vaccine gives very high immune response, as we have indicated. And we have designed the trial after a lot of thoughtful scientific debate to design a Phase III that will give us what we would like to do. So I don’t think there is any bearing at all on the fact that Cytos did not achieve their primary endpoint on Nabi’s Phase III trial.

Robert Chapman - Chapman Capital

Well, I guess what I’m looking for is a commentary on how much this gave us an extra runway versus their approach to launch. Can you give us a range or (multiple speakers)?

Raafat Fahim - Nabi Biopharmaceuticals

Are you talking about the timing?

(multiple speakers)

Robert Chapman - Chapman Capital

Yes, a range or estimate on how much this set them back in time.

Raafat Fahim - Nabi Biopharmaceuticals

It’s very difficult to estimate, but if they had to go back and do another Phase II, it will set them back at least an additional year and a half or so. So, whatever time difference we had, which may have been six months to nine months, plus the additional time to do another Phase II trial, I would say something in the neighborhood of about two years or so.

Robert Chapman - Chapman Capital

All right, wonderful. Thank you again. Fantastic work between this, PentaStaph and the cost-cutting. I think you’ve been CEO and CFO now. And it’s extremely impressive, and I could not be more happy with the performance of the board and management. Thank you, again.

Raafat Fahim - Nabi Biopharmaceuticals

Thank you. Yes, it’s a collective effort of all management and the board. Thank you.

Operator

Philip Broenniman, Visium Asset Management.

Philip Broenniman - Visium Asset Management

I guess to reiterate what has been said in the past by previous investors, congratulations. Clearly a big win for the Company and a big win for the shareholders.

I did, however, think that there’s some ways to go. My analysis shows, as a previous investor also stated, shows value well over $10. And to the extent that we can facilitate it, I think if we create a bidding war with Novartis, Pfizer, and GSK, now that we have that opportunity to do so, I think it’s probably a great way to leverage the capabilities of the organization and the assets that the Company has.

Raafat Fahim - Nabi Biopharmaceuticals

Just to make sure that it’s clearly understood, this agreement is under no shop, in essence, assurance by Nabi. So we cannot shop this. If the Board receives a counter offer — unsolicited counter offer — and I just want to make sure that it is underlined, unsolicited counter offer, they will have to first sit down and evaluate that it is superior; and if it is superior, that’s the time they will be able to entertain such an offer, and then give GSK an opportunity to match the offer, before the Board decides to change its recommendation to shareholders.

Philip Broenniman - Visium Asset Management

Well, I certainly would never encourage the Company to violate the guidelines of the agreement. Certainly if something were to come over the transom, I hope the Board will certainly follow its fiduciary duty.

From a valuation standpoint, though, as I said before, it would reiterate that I think at minimum a $10 price is the minimum target and one that even there would have some issue accepting.

The question I have though is now that this asset is out there and the results seem to be going down the line through Phase II and Phase III, I’m a little bit surprised that GSK was permitted by Pfizer and Novartis to be acquired in this fashion, that they wouldn’t be aggressive; that both Novartis and Pfizer wouldn’t be protecting their nicotine franchises. Any thoughts on this?

Raafat Fahim - Nabi Biopharmaceuticals

I can’t comment on what Pfizer and Novartis are thinking about. I’m happy to comment on the current agreement in all honesty, but I can’t comment on other transactions or potential ones.

Philip Broenniman - Visium Asset Management

Okay. Then just to be clear, you had said that with respect to GSK, that no breakup fee was indicated in the 8-K. Does that necessarily mean there isn’t one?

Raafat Fahim - Nabi Biopharmaceuticals

As I indicated, there is no indication in the 8-K that there is a breakup fee.

Philip Broenniman - Visium Asset Management

There’s no indication, but does that mean there is not one?

Raafat Fahim - Nabi Biopharmaceuticals

That’s what I meant to say actually.

Philip Broenniman - Visium Asset Management

That there isn’t — there is not one — that one does not exist?

Raafat Fahim - Nabi Biopharmaceuticals

In the 8-K, there is no indication of a breakup fee so that that’s the — what one would guess then.

Philip Broenniman - Visium Asset Management

Okay. Perhaps one would guess that. All right. Thank you very much.

Operator

Sanjay Dhody, Deutsche Bank.

Sanjay Dhody - Deutsche Bank

Congratulations, again. Just a couple of questions. What is the current status of your share buyback program? And I bring that up considering everyone agrees the stock is very undervalued at these levels.

And the second question is, where do you stand in terms of getting more coverage on Wall Street for your Company?

And lastly, do you have any plans in doing any kind of road show in the near future? Thank you. And, congratulations, again.

Raafat Fahim - Nabi Biopharmaceuticals

Thank you very much. So with respect to the share buyback, obviously, the Board needs to make a determination, and I cannot comment on that until the Board sits down to make that determination.

With respect to coverage, we obviously would like very much to ensure that the world knows what we have, and we intend to ensure that the Company in essence is highlighted so that the value to shareholders would be maximized.

And finally, as it relates to road shows, when and if we decide, we will make sure that everybody knows about them.

Sanjay Dhody - Deutsche Bank

Thank you.

Raafat Fahim - Nabi Biopharmaceuticals

Thanks for the questions.

Operator

(Operator Instructions). Terry Corcoran, Lions Gate Capital.

Terry Corcoran - Lions Gate Capital

Just a quick question. On PhosLo, can you just give us an update on where that stands?

Raafat Fahim - Nabi Biopharmaceuticals

The next milestone is related to the new formulation, and we have no visibility as to what Fresenius are or are not doing. Having said that, just from their own recent conference call, we understand that they may be in a position to get licensed for the product in 2010 or early 2011. But I cannot tell you any more than what is public from Fresenius because we have no visibility.

Terry Corcoran - Lions Gate Capital

All right. Terrific. Thanks.

Operator

Ladies and gentlemen, this concludes today’s question-and-answer session. I would now like to turn the call back over to Dr. Fahim for closing remarks.

Raafat Fahim - Nabi Biopharmaceuticals

Thank you very much, operator, and thanks, everyone, for sharing a few minutes with us.

Certainly, clearly, we have, as we have heard today, we have had a great opportunity or we have a great opportunity to bring this first smoking cessation vaccine to market. And in addition, the opportunity to continue to improve upon that product with the capabilities and expertise and innovation that GlaxoSmithKline brings. Thank you very much for joining us today, and thank you for your continued support.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes the presentation, and you may now disconnect. Have a wonderful day.